UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

JOHN HANCOCK INVESTMENT TRUST
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

John Hancock Investments 601 Congress Street Boston, MA 02210-2805

November 13, 2015

Important notice regarding John Hancock Fundamental Large Cap Core Fund proxy statement

Dear Shareholder:

You recently received a proxy statement regarding the proposed merger of John Hancock Fundamental Large Cap Core Fund into John Hancock Large Cap Equity Fund. We would like to inform you that this document contained printing errors and should therefore be discarded and replaced with the document included in this correspondence. We are sorry for any inconvenience this may have caused, and ask you to reply using the current materials.

If you need further assistance, please call John Hancock Investments at 800-225-5291, Monday through Thursday between 8:00 a.m. and 7:00 p.m., or Friday between 8:00 a.m. and 6:00 p.m., Eastern time.

Thank you.

Large company stocks could fall out of favor. Foreign investing, especially in emerging markets, has additional risks, such as currency and market volatility and political and social instability. Hedging and other strategic transactions may increase volatility and result in losses if not successful. Illiquid securities may be difficult to sell at a price approximating their value. Please see the fund’s prospectus for additional risks.

A fund’s investment objectives, risks, charges, and expenses should be considered carefully before investing. The prospectus contains this and other important information about the fund. To obtain a prospectus, contact your financial professional, call John Hancock Investments at 800-225-5291, or visit our website at jhinvestments.com. Please read the prospectus carefully before investing or sending money.

John Hancock Funds, LLC ■ Member finra, sipc

601 Congress Street ■ Boston, MA 02210-2805 ■ 800-225-5291 ■ jhinvestments.com

Not FDIC insured. May lose value. no bank guarantee. not insured by any government agency.

MF262144	FLCCPROXLTR-D 11/15